Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	August 7, 2006
949-250-7781

CALC Reports Second Quarter Results and Obtains Financing Commitment

Financial and Operating Highlights – Second Quarter 2006 vs. 2005

•                  Second quarter revenues of $18.8 million, up 506% year-over-year

•                  Gross operating profit of $3.2 million, up 256% year-over-year

•                  Net income of $1.2 million, or $0.11 per diluted share

•                  Net new orders for 16 homes in the quarter and 45 homes year-to-date, down 55% year-over-year due to increased cancellations and industry-wide slowdown

•                  Backlog of 49 homes, down 48%

IRVINE, California – California Coastal Communities, Inc. (NASDAQ:CALC) reported net income of $1.2 million, or $0.11 per diluted share, for the three months ended June 30, 2006. The second quarter results reflect the delivery of 28 homes at the Company’s homebuilding projects in North Corona, Lancaster, and Rancho Santa Fe, California generating $3.2 million of gross operating profit. Gross operating profit was partially offset by net operating expenses of $1.2 million and income taxes of $800,000, resulting in net income of $1.2 million.

Raymond J. Pacini, CEO of the Company stated: “The Southern California housing market has continued to soften and, as a result, we currently expect to deliver 150 to 175 homes this year compared with our previous projection of over 200 homes, and 113 homes last year. We delivered 28 homes this quarter, bringing our year-to-date total to 77. In addition, we began grading at our Brightwater project on the Bolsa Chica mesa in June, and expect to begin building model homes at Brightwater during the fourth quarter of this year. We do not anticipate that current market conditions will have a significant impact on our Brightwater project given the site’s spectacular location, the extremely limited supply of new homes on the coast of Southern California and the absence of significant competition from other homebuilders in the Huntington Beach market.”

On August 1, 2006 the Company obtained a commitment from KeyBank to underwrite a $125 million five-year, senior secured term loan to finance its previously announced intention to pay a special dividend of between $11 and $13 per share to the holders of the Company’s common stock. KeyBank is also syndicating a $100 million three-year, senior secured revolving construction loan for the Company’s 356-home Brightwater project on the Bolsa Chica mesa. The term loan is expected to bear interest at the Company’s option at either Libor plus 275 basis points or Prime plus 25 basis points, and the revolver will bear interest at the Company’s option at either Libor plus 200 basis points or Prime minus 25 basis points. These financing transactions are expected to be completed within the next 30 days; however, there can be no assurance that there will not be any delays.

“This is a significant step towards maximizing value for our stockholders,” stated Mr. Pacini. “Due to our tax position, we have a unique opportunity in 2006 to distribute cash to stockholders as a return of capital. We expect to pay the special dividend by the end of September,” Pacini explained.

The Company generated $2.3 million more in gross operating profit from home sales during the second quarter of 2006 compared with the same period of 2005, which reflects the increased number of deliveries (28 vs. 4) due to a greater backlog at the beginning of 2006 compared with the beginning of 2005 and the timing of construction schedules. During the second quarter of 2005, the Company reported gross operating profit of $900,000 generated by deliveries of four homes, which was offset by net operating expenses of $800,000 and income tax expense of $100,000.

Of the 28 homes delivered during the second quarter of 2006, 16 were in Lancaster in Los Angeles County. The average price of homes delivered decreased to $671,000 in the second quarter of 2006 from $775,000 during the same period of 2005, primarily reflecting the lower price level of homes in Lancaster compared with homes in the Inland Empire. Homes delivered during the second quarter of 2006 were also smaller, with average square footage of approximately 3,000 vs. 3,700. The current quarter’s homebuilding gross margin decreased to 17% compared with the prior period homebuilding gross margin of 29%. This decrease primarily reflects lower profitability from the homes delivered in Lancaster and North Corona during the second quarter of 2006, compared with homes delivered in Riverside during the second quarter of 2005, which is primarily due to lower levels of price appreciation resulting from shorter holding periods for the land underlying the homes delivered during the second quarter of 2006.

The Company also reported net income of $3.1 million, or $0.30 per diluted share for the first six months of 2006. Results for the first half of 2006 reflect $7.9 million of gross operating profit from the delivery of 77 homes, partially offset by $2.6 million of net operating expenses, which were primarily selling, general and administrative expenses.

The Company generated $5.3 million more in gross operating profit from home sales during the first half of 2006 compared with the first half of 2005 as a result of delivering 63 more homes. During the first half of 2005, the Company reported gross operating profit of $2.6 million from the delivery of 14 homes, which was partially offset by $2.2 million of operating expenses. The prior year’s first half also reflected a non-recurring income tax benefit of $4.4 million, primarily resulting from the reversal of valuation allowances on post-reorganization net operating losses in the first quarter of 2005.

During the first half of 2006, net new orders decreased 55% to 45 homes from 101 homes for the first half of 2005. Our cancellations increased to five and 17 in the three and six months ended June 30, 2006, compared to none in the comparable periods of 2005. At the same time, backlog as of June 30, 2006 decreased 48% to 49 homes compared with 94 homes as of June 30, 2005, while the value of homes in backlog decreased only 24% to $39.8 million from $52.3 million.

The Company believes this slowdown is attributable to an overall softening of demand for new homes as well as an oversupply of homes available for sale. The Company attributes the reduction in demand to reduced affordability of new homes due to rapid price increases over the last six years and concerns on the part of prospective home buyers about the future direction of home prices and interest rates, and their inability to sell existing homes. In addition, many of the large national homebuilders operating in the Company’s markets are attempting to reduce their inventories by offering incentives and / or lowering prices.

Despite this slowdown, the Company remains cautiously optimistic about the future growth of its business. The Company has traditionally employed a conservative approach to managing its real estate inventories and believes it is well-positioned to withstand the effects of the market downturn as it unfolds.

The Company currently has active homebuilding projects in the Inland Empire areas of Riverside and San Bernardino Counties; Lancaster in northern Los Angeles County; and Rancho Santa Fe in San Diego County. As of June 30, 2006, the Company has an inventory of 876 owned and controlled lots, compared with 609 lots a year ago, primarily reflecting the entitlement of 356 lots at Bolsa Chica.

The nature of the Company’s business is such that the number, location and specific market conditions of active selling communities over any given time period may cause significant fluctuations in operating results from quarter-to-quarter and from year-to-year.

The Company’s 105-acre Brightwater project on the Bolsa Chica mesa, which overlooks the Pacific Ocean and the Bolsa Chica wetlands in Orange County, California, is the largest asset in the Company’s portfolio, representing approximately 44% of total assets as of June 30, 2006. In December 2005, the Company received a Coastal Development Permit from the California Coastal Commission for development of the 349-home Brightwater residential community, which will offer a broad mix of home choices averaging 2,850 square feet and ranging in size from 1,700 square feet to 4,100 square feet. The Company currently expects to (i) complete grading during the third quarter of 2006, (ii) begin building model homes during the fourth quarter of 2006, and (iii) start selling homes during the second quarter of 2007. However, there can be no assurance in that regard, or as to the absence of any delays.

The Company is a residential land development and homebuilding company operating in Southern California. The Company’s principal subsidiaries are Signal Landmark and Hearthside Homes, Inc. Signal Landmark owns 110 acres on the Bolsa Chica mesa, where construction recently commenced for the development of 356 single-family homes in the Brightwater residential community. Brightwater represents one of the last opportunities to develop a master-planned community on the Southern California coast. Hearthside Homes has delivered over 1,900 homes to families throughout Southern California over the last 11 years.

Prohibition Against Becoming a 5% Stockholder
and No Further Acquisitions by Current 5% or Greater Stockholders

Unless the Company has previously consented in writing (i) no stockholder holding less than 5% of the outstanding shares of Common Stock may acquire additional shares of Common Stock in an amount that would take such holder to 5% or more; and (ii) no current 5% or greater stockholder may acquire any additional shares. The foregoing prohibition is contained in the Company’s charter documents, in order to preserve the tax benefits of the Company’s $122 million of net operating loss carryovers (“NOLs”). All acquisitions of the Company’s Common Stock in violation of its charter prohibitions are null and void, and the Company is empowered to effectively rescind such acquisitions. The Company may entertain requests for permission to exceed the limitations on stock acquisitions in the future if the Company’s board of directors determines that such acquisitions would not jeopardize the Company’s ability to preserve and use its NOLs.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of such terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of regulatory approval processes or administrative proceedings, cash flows or sales, the Company’s ability to acquire residential lots, and other statements contained herein that are not historical facts.

These statements also include but are not limited to statements regarding: the Company’s platform for continued growth; demographic trends driving long-term demand; the Company’s strategic focus on growing in existing markets and expanding into new geographic markets; the Company’s focus on generating strong financial returns and conservatively managing its balance sheet; the outlook for the housing sector, including the relative impact of interest rates, jobs, land constraints, demographic trends and the availability of mortgage financing; the employment outlook, the Company’s ability to capitalize on the supply-demand imbalance in housing; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s lot supply; the Company’s expected earnings, home deliveries and revenues; expected average home prices; the Company’s expected homebuilding gross margin percentage; and expected joint venture income and deliveries.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors – many of which are out of the

Company’s control and difficult to forecast -that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for residential real estate; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation; including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation and warranty claims; and other risks. For a further discussion of these and other risks and uncertainties applicable to the Company’s business, see the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, its Annual Report on Form 10-K for the year ended December 31, 2005 and its other future and past public filings with the Securities and Exchange Commission (“SEC”), all of which may be obtained free of charge through the website maintained by the SEC at http://www.sec.gov.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements. The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

***TABLES FOLLOW***

CALIFORNIA COASTAL COMMUNITIES, INC

SELECTED FINANCIAL AND OPERATING INFORMATION

($ in millions, except per home data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006		2005

Homes delivered	28	4	77		14

Home sales revenue	$18.8	$3.1	$46.7		$9.6
Cost of sales	15.6	2.2	38.8		7.0

Gross operating profit from homebuilding	$3.2	$.9	$7.9		$2.6

Gross margin percentage	17.0%	29.0%	16.9%		27.1%

PER HOME DATA

Average sales price (a)	$671,400	$775,000	$606,500		$685,700

Average gross margin (a)	$114,300	$225,000	$102,600		$185,700

NUMBER OF ACTIVE COMMUNITIES	5	2	5		2

NET NEW ORDERS	16	37	45		101

LOT INVENTORY AND BACKLOG
Backlog of homes sold, but not completed at end of period			46		94

Completed homes in inventory, and in escrow			3		—

Total backlog			49		94

Completed homes in inventory, unsold			9		—

Entitled lots controlled at end of period
Owned lots			809	(b)	762	(c)
Optioned lots			9		102	(d)

Total homes and lots			876		958

ESTIMATED VALUE OF BACKLOG

Backlog of homes sold, but not completed at end of period			$37.9		$52.3

Completed homes in inventory, and in escrow			1.9		—

Total value of backlog			$39.8		$52.3

(a)                                    Decreases are primarily due to changes in product mix and location.

(b)                                   Includes 356 lots at the Brightwater project on the Company’s 105-acre Bolsa Chica mesa property.

(c)                                    Includes 349 lots at the Brightwater project on the Company’s 105-acre Bolsa Chica mesa property.

(d)                                   Includes lots in Beaumont which were acquired during the third quarter of 2005.

CALIFORNIA COASTAL COMMUNITIES, INC

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues
Homebuilding	$18.8	$3.1	$46.7	$9.6
Costs of sales
Homebuilding	15.6	2.2	38.8	7.0

Gross operating profit	3.2	.9	7.9	2.6

Selling, general and administrative expenses	1.4	.7	3.1	1.9
Other (income) expense, net	(.2)	.1	(.5)	.3

Income before income taxes	2.0	.1	5.3	.4

Provision (benefit) for income taxes (a)	.8	.1	2.2	(4.4)

Minority interest in income of consolidated joint venture	—	—	—	.1

Net income	1.2	—	3.1	4.7

Other comprehensive income, net of income taxes:
Minimum pension liability income tax benefit	—	—	—	.9

Comprehensive income	$1.2	$—	$3.1	$5.6

Net earnings per common share:

Basic	$.12	$—	$.30	$.46

Diluted	$.11	$—	$.30	$.43

Common equivalent shares:

Basic	10.2	10.2	10.2	10.2

Diluted	10.5	10.9	10.5	10.9

(a)                                  The provision (benefit) for income taxes for the six months ended June 30, 2005 reflects a non-recurring tax benefit of $4.7 million for the reversal of valuation allowances on post-reorganization NOLs.

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)
(unaudited)

	June 30,	December 31,
	2006	2005

ASSETS

Cash and cash equivalents	$2.7	$7.7

Short-term investments	15.1	30.3

Restricted cash	3.5	2.3

Real estate inventories	267.8	253.6

Deferred tax assets	34.0	35.4

Other assets	1.6	1.1

Total Assets	$324.7	$330.4

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable and accrued liabilities	$17.8	$17.4

Project debt	48.7	57.9

Other liabilities	7.9	7.9

Total liabilities	74.4	83.2

Minority interest	—	.3

Stockholders’ equity (a)	250.3	246.9

	$324.7	$330.4

Shares outstanding (b)	10.2	10.2

Stockholders’ equity per common share (c)	$24.54	$24.21

(a)                                  Increase since December 31, 2005 reflects $3.1 million of net income and $200,000 related to stock option compensation and tax benefits.

(b)                                 Excludes outstanding options for 692,496 and 699,996 shares, respectively.

(c)                                  The Company believes that stockholders’ equity per common share, which is computed by dividing stockholders’ equity by common shares outstanding at the end of each period, is a useful supplemental measure of the strength of the Company’s balance sheet and an indicator of the historical carrying value of the Company’s net assets.